Contact: Robert F. Baker
                  212-783-6299

For immediate release:

         SALOMON INC REPORTS QUARTERLY NET INCOME OF $168 MILLION

New York, January 23, 1996 -- Salomon Inc today announced fourth quarter net income of $168 million. Net income for the second half of 1995 was $436 million, among the most profitable six month periods in Salomon's history. Primary return on equity for the six months ended December 31, 1995 was 22%. For the year ended December 31, 1995, the Company recorded net income of $457 million, compared to a net loss of $399 million in the same period a year ago. Fully diluted earnings per share were $1.32 and $3.50 for the three and twelve month periods ended December 31, 1995, respectively. Chairman and Chief Executive Officer Robert E. Denham said, "Salomon Inc's very strong performance in the second half of 1995 provides a good base for our efforts to become increasingly profitable in 1996."

Revenues net of interest expense for Salomon Brothers, the Company's global investment banking and securities business, were just under $3 billion for the full year, reflecting a broad-based recovery. Salomon Brothers recorded pretax income of $704 million in 1995, including $207 million in the fourth quarter. Deryck C. Maughan, Chairman and Chief Executive Officer of Salomon Brothers, said "Salomon Brothers has good momentum and our goal is to show continued progress in 1996. Our revenues of nearly $3 billion were almost triple the level of 1994."

Fixed income sales and trading net revenues for the year increased to $1.6 billion, from $644 million in 1994, reflecting a return to strong performance in customer sales and trading, favorable market conditions and good results in trading for the Firm's account. Equity sales and trading net revenues for the year increased to $828 million from $157 million in 1994, reflecting substantial progress in building our global equity capability, favorable market conditions and a strong trading performance.

Investment banking revenues for the year were $472 million, compared to $486 million in 1994. The 1995 results reflect a $68 million loss on Latin American underwriting positions reported in the first quarter. For the fourth quarter, Salomon Brothers ranked second in U.S. corporate debt and equity capital raising.

As planned, Salomon Brothers' headcount at the end of 1995 was 6,400, down over 500 on the year. Despite very competitive market conditions, Salomon Brothers' full year ratio of compensation to revenues, net of interest expense, was 54%, which was close to industry-wide levels. Noncompensation expenses for the year of $645 million were 22% of revenues, net of interest expense, which compares favorably to our major competitors.

Phibro, the Company's commodities trading business, recorded pretax income of $56 million in the fourth quarter compared to $68 million in the third quarter. Phibro recorded pretax income of $85 million in 1995, compared with $81 million in 1994.

Phibro USA, the Company's oil refining and marketing business, recorded a pretax loss of $32 million in the fourth quarter of 1995 compared to a pretax loss of $9 million in the third quarter. Weak refining margins in the fourth quarter were compounded by a lengthier than normal turnaround at the Texas City refinery, which involved modifying certain existing units to connect to the almost complete Residfiner/ROSE complex. For the full year, Phibro USA had pretax losses of $91 million, compared with pretax earnings of $18 million for 1994. Phibro USA's 1995 results were adversely affected by depressed refining margins, which were at an eight year low in 1995, and reduced throughput due to the completion of major planned turnarounds for each of its Texas refineries during the year. In order to establish a distinct identity from Phibro, effective April 1, 1996, Phibro USA will be changing its name to Basis Petroleum, Inc.

Other expenses in the fourth quarter were reduced by $23 million, which is the amount to be received by the Company in settlement of the Shareholder Derivative Action against certain former executives in connection with Salomon Brothers' 1991 Treasury Auction matter. The fourth quarter 1995 effective tax rate of 28% includes an adjustment necessary to bring the full year effective tax rate to 35%.

Book value per common share was $35.84 at December 31, 1995 up from $32.65 at the end of 1994. Average assets for the fourth quarter were $184 billion.

Salomon Inc selected financial information and the Unaudited Consolidated Statement of Income follow:

                                                                           SALOMON INC AND SUBSIDIARIES
                                                                  Selected Financial Information (unaudited)
                                                                 (Dollars in millions, except per share data)


                                                                   Quarter ended                             Year ended
                                                    December 31,   September 30,    December 31,     December 31,    December 31,
                                                       1995            1995            1994              1995            1994
SUMMARY OF OPERATING RESULTS BY BUSINESS:
Income (loss) before income taxes:
   Salomon Brothers                             $         207   $        381   $        (416)   $          704   $          (963)
   Phibro                                                  56             68             (24)               85                81
   Phibro USA                                             (32)            (9)              5               (91)               18
   Corporate and other                                      3             (1)             14                10                33
Income (loss) before income taxes               $         234   $        439   $        (421)   $          708   $          (831)


Salomon Brothers' revenues, net of interest expense:
       Fixed income sales and trading           $         379   $        733   $         269    $        1,603   $           644
       Equity sales and trading                           185            196             (64)              828               157
       Global investment banking                          168            128             109               472               486
       Asset management                                    11              9               9                39                38
       Unallocated charges and other                        -              -            (267)                6              (247)
           Total Salomon Brothers' revenues,
            net of interest expense             $         743   $      1,066   $          56    $        2,948   $         1,078


RETURN ON AVERAGE COMMON STOCKHOLDERS' EQUITY:
   Primary                                               16.4%          28.0%          (19.2)%            10.8%            (11.7)%
   Fully diluted*                                        15.1           24.6           (19.2)             10.3             (11.7)


PER COMMON SHARE:
     Cash dividends                             $        0.16   $       0.16   $        0.16     $        0.64   $          0.64
     High market price                                 40 5/8         41 1/8              42            43 1/4            52 3/4
     Low market price                                  33 7/8         34 3/4              35            32 1/4                35
     Ending market price                               35 3/8         38 1/2          37 1/2
     Book value at quarter-end*                         35.84          34.49           32.65


AT QUARTER-END (in billions):
     Average assets for the quarter            $          184   $        163   $         175
     Common equity                                        3.8            3.7             3.5
     Convertible preferred equity                         0.6            0.7             0.7
     Perpetual preferred equity                           0.3            0.3             0.3

*Assumes conversion of convertible notes and redeemable preferred stock, unless such assumptions result in higher returns on equity or book value than determined under the primary method.



                                                                    SALOMON INC AND SUBSIDIARIES
                                                            Consolidated Statement of Income(unaudited)
                                                           (Dollars in millions, except per share data)


                                                           Quarter ended                                    Year ended
                                        December 31,        September 30,     December 31,        December 31,       December 31,
                                           1995                1995               1994               1995                1994

Revenues:
     Interest and dividends          $         1,859    $         1,611    $          1,635    $         7,022    $           5,902
     Principal transactions                      268                691                (326)             1,077                 (560)
     Investment banking                          168                128                 109                472                  486
     Commissions                                  80                 82                  79                332                  336
     Other                                         -                 24                  31                 30                  114
           Total revenues                      2,375              2,536               1,528              8,933                6,278
     Interest expense                          1,549              1,355               1,432              5,782                4,892
 Revenues, net of interest expense               826              1,181                  96              3,151                1,386


Noninterest expenses:
     Compensation and employee-related           425                557                 332              1,737                1,486
     Technology                                   60                 64                  65                252                  255
     Professional services and business
          development                             53                 45                  46                178                  167
     Occupancy                                    45                 45                  32                173                  165
     Clearing and exchange fees                   15                 15                  17                 63                   70
     Other                                        (6)                16                  25                 40                   74
           Total noninterest expenses            592                742                 517              2,443                2,217

Income (loss) before income taxes                234                439                (421)               708                 (831)
Income tax expense (benefit)                      66                171                (264)               251                 (432)
Net income (loss)                    $           168    $           268    $           (157)   $           457    $            (399)


EARNINGS AVAILABLE FOR FULLY
DILUTED EARNINGS PER SHARE           $           163    $           263    $           (175)   $           437    $            (461)


EARNINGS (LOSS) PER SHARE:
Primary                              $          1.42    $          2.36    $          (1.65)   $          3.64    $           (4.31)
Fully diluted*                                  1.32               2.10               (1.65)              3.50                (4.31)


WEIGHTED AVERAGE SHARES OF
COMMON STOCK OUTSTANDING (in thousands):
For primary earnings per share               106,600            106,600             105,800            106,500               106,800
For fully diluted earnings per share         123,000            125,400             105,800            124,700               106,800


* Assumes conversion of convertible notes and redeemable preferred stock, unless such assumptions result in higher earnings per share than determined under the primary method.